METALLURGICAL INDUSTRIES, INC.
                          268 West 400 South, Suite 300
                           Salt Lake City, Utah 84101



                                March 1, 1995


Mr. Richard Lifschutz
147-17 Newport Avenue
Neponsit, NY 11694

RE:    Letter of Agreement

Dear Mr. Lifschutz:

Further to our very productive discussions, we are pleased to offer you the positions of President and Director of Metallurgical Industries, Inc. on the following terms:

This Agreement is made effective this 1st day of March, 1995, by and between Metallurgical Industries, Inc., a New Jersey corporation ("Company") and Richard Lifschutz, an individual ("Lifschutz").

     1.  Employment.   The  Company  employs   Lifschutz  and  Lifschutz  accept
employment as President and Director of the Company upon the terms and conditions set forth in this Agreement.

     2. Term. The term of this Agreement shall commence February 28, 1995, and shall continue for an initial term of three (3) months. This Agreement may be renewed at the end of the term for an additional term upon the satisfactory performance of Lifschutz and the written agreement of the parties. If there is no written agreement for additional term then the employment will continue on a month to month basis subject to termination by either party at will or upon thirty (30) days written notice to the other party.

     3. Compensation. Company agrees to compensate Lifschutz in the amount of 5000 restricted shares of the Common Stock of Company for each month that Lifschutz serves as President of the Company. This compensation shall be paid a year in advance. These shares ("Compensation Shares") will be valued at the average of the ask and bid prices of the free-trading Common Stock of Company for the ten (10) days preceding the issuance of such shares as quoted on the National Association of Securities Dealers Automated Quotation System (NASDAQ), or other reliable source if not listed on the NASDAQ. Company shall be entitled to prorate the Compensation Shares paid if Lifschutz serves as President for less than one full term of this Agreement or less than a full month if this Agreement is extended on a month to month basis pursuant to Paragraph 2. Company may, at its discretion, issue end of year bonuses to Lifschutz as it may deem fit. The Company hereby grants Lifschutz an option to purchase a maximum of 5000 additional shares of restricted common stock per month at fifty cents per share. This option shall expire one year from the date of execution of this agreement unless otherwise agreed by the parties. The shares of Common Stock that are the subject of Lifschutz's compensation shall, when issued, be validly issued, full paid and nonassessable. A finders fee shall also be paid by Company to Lifschutz for every transaction involving a business opportunity which Lifschutz introduces to Company, which fee shall be in the amount of five percent (5%) in kind of assets received by Company in connection with such transaction. Until the Board directs otherwise, the Company agrees to pay the finders fee, at Lifschutz' election, in shares of common stock of the Company. Provided however that the total number of shares issued under this paragraph shall not exceed 9% of the total shares of the Company issued and outstanding.

     4. Duties. During the term of this Agreement, Lifschutz shall initially occupy the office of President of Company. Lifschutz shall perform the tasks and have the rights, powers and obligations normally associated with the office of President. Lifschutz agrees to serve in such officers of positions with Company or any subsidiary of Company that Company's Board of Directors ("Board of Directors") shall reasonably request. Lifschutz further agrees to server as a member of the Board of Directors, and agrees to serve as Director of any subsidiary of Company, for no additional compensation.

     5. Extent of Services/Conduct. Lifschutz may perform services for other organizations and volunteer for one or more charitable organizations provided that, in the reasonable judgment of the Board of Directors, such services do not interfere and are not inconsistent with Lifschutz's duties and obligations under this Agreement. Lifschutz may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, provided said companies are not in competition with the business of Company. Lifschutz pledges his careful avoidance of all personal acts, habits, usages, and statements which might injure, in any way, directly or indirectly, the personal or business reputation of the Company. Company expressly retains the right to approve, in its sole discretion, each and every transaction introduced by Lifschutz that involves Company as a party to any agreement.

     6. Covenant Not To Compete . During the term of this Agreement and for a period of three (3) years after the termination of this Agreement, Lifschutz shall not without the written consent of Company, directly or indirectly, solicit or accept business from any customer of the Company or perform any of the services included within the Company's business for any customer of the Company and shall not directly or indirectly, serve as an officer, Director, Company Director, or independent contractor of, to, or from any individual, partnership, or corporation, or as an owner of any business which, in the reasonable judgment of the Board of Directors, competes with the Company in its business or business prospects. Lifschutz shall not without the written consent of the Company be paid (by other parties) commissions or fees on any transactions entered into by the Company and which he introduced to the Company.

     7. Non-Disclosure of Information. In further consideration of employment and the continuation of employment by Company, Lifschutz will not, directly or indirectly, during or after the term of employment disclose to any person not authorized by Company to receive or use such information, except, for the sole benefit of Company, any of Company's confidential or proprietary data, information, or techniques, or give to any person not authorized by Company to receive it any information that is not generally known to anyone other than Company or that is designated by Company as "Limited," "Private," or "Confidential," or similarly designated.

     8. Expenses . Lifschutz may incur reasonable expenses for promoting the Company's business, including reasonable expenses for entertainment, travel, and similar items. The Company will reimburse Lifschutz for all such pre-approved expenses upon Lifschutz's periodic presentation of any itemized account of such expedites.

     9. Disability. If Lifschutz is unable to perform his services by reason of illness or incapacity, the base salary payable to him under Paragraph 3 of this Agreement shall continue only in accordance with decisions unilaterally reached by the Board of Directors or pursuant to any written policy of the company.

     10.Fringe Benefits. In addition to the compensation to Lifschutz under Paragraph 3, Lifschutz shall be entitled to participate in any benefit plans adopted by the Company, including, without limitation, health, retirement, disability, and life insurance benefit plans, but only to the extent that Lifschutz has satisfied the eligibility requirements of the respective plans and the benefits are offered to all other employees of Company.

     11.Termination for Cause. The Company may terminate this Agreement at will and/or for cause at any time. For purposes of this Agreement, the term "cause" includes, without limitation, Lifschutz's (a) neglect or intentional disregard of duties, (b) unauthorized disclosure of confidences of the Company, (C) conviction of felony or any crime involving moral turpitude by a court of competent jurisdiction, (d) willful misconduct, (e) excessive use of alcohol on repeated occasions or addiction to narcotics, (f) breach of this Agreement, or
(g) dishonesty. All advance compensation shares issued but not earned shall be returned to Company.

     12.Termination Upon Sale of Business. Company may terminate this Agreement upon thirty (30) days written notice to Lifschutz upon the happening of any of the following events:

       a) The sale, by the Company, of substantially all of its assets to a single purchaser or group of associated purchasers;

       b) The sale, exchange, or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than fifty percent (50%) of the outstanding shares of the Company's common stock;

       c) A decision by Company to terminate its business and liquidate its assets; or

       d) The merger or consolidation of the Company in a transaction in which the shareholders of the Company receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

     13.Death During Employment. If Lifschutz dies during the term of this Agreement, then the Company shall pay to the designated beneficiary of Lifschutz the compensation which would otherwise be payable to Lifschutz up to the end of the month in which such death occurs and this Agreement shall be terminated. If no beneficiary designation has been made by Lifschutz, then the compensation due hereunder shall be paid to Lifschutz's estate. All advance compensation shares issued but not earned shall be returned to Company.

     14.Lifschutz Not Restricted by Other Agreement. Lifschutz hereby expressly represents, warrants, and covenants to the Company that he is not bound, in any manner, by any agreement, whether written or oral, which would restrict him from performing any duties under this Agreement.

     15. Survival. The provisions of this Agreement including, specifically, Lifschutz's representation, covenants, and agreements set forth in Paragraphs 7 and 8, shall survive the termination of this Agreement.

     16. Entire Agreement. This Agreement constitutes the entire understanding between the parities and there are no covenants, conditions, representations, or agreements, oral or written, or any nature whatsoever, other than those herein continued.

     17. Amendments. No amendment, alteration, or modification of this Agreement shall be binding upon the parties hereto unless said amendment, alteration, or modification is in writing and signed by all parties hereto.

     18. Waiver. The waiver of any term, condition, clause, or provision of this Agreement shall in no way we deemed or considered a waiver of any other term, condition, clause, or provision of this Agreement.

     19. Severability. If any term, condition, clause, or provision of this Agreement shall be deemed to be void or invalid then that term, condition, clause, or provision shall be stricken from this Agreement to the extent it is held to be void or invalid, to be void or invalid and in all other respects this Agreement shall be valid and in full force and operation.

     20. Notices. Any notice or other communication required or permitted hereunder shall be sent by United States certified mail, postage prepaid, addressed:

         if to the Company:         Metallurgical Industries, Inc.
                                    268 West 400 South, Suite 300
                                    Salt Lake City, UT 84101

          and, if to Lifschutz:     Richard Lifschutz
                                    147-17 Newport Ave.
                                    Neponsit, NY 11964
or to such other person or address designated by the parties to receive notice. The date of the notice shall be the date of the mailing.

     21. Additional  Documents.  The parties hereto agree to execute any and all
additional  papers  and  documents   reasonably   necessary  or  appropriate  to
effectuate the terms of this Agreement.

     22. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Utah. Any legal action hereunder shall be properly commenced only in a federal or state court of competent jurisdiction in Salt Lake County, Utah. The prevailing party in any such action shall be entitled to recover, in addition to any relief or award ordered by the court, a reasonable attorney fee and all costs of court.

     23. Assignment. This Agreement shall not be assignable by any party to this Agreement, except upon the written consent of all parties hereto. The Lifschutz shall not have the right to pledge, encumber, or dispose of the right to receive any payments under this Agreements, which payments and the right thereto are expressly declared to be non-assignable and nontransferable and, in the event of any attempted assignment or transfer, the Company shall have not further liability hereunder.

     24. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

     25. Indemnification. Company and Lifschutz agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement.

     26. No Third Party Beneficiary. Nothing is this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

     27. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.




                             [THIS SPACE LEFT BLANK]

If this letter of agreement meets with your approval, please append your signature at the bottom right hand corner of this page.

Sincerely,

/s/ Richard Surber
for and on behalf of the Board



                                                         Agreed to and accepted:
                                                         /s/ Richard Lifschutz
                                                         Richard Lifschutz